UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF BALL CORPORATION
DATED MARCH 14, 2018
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2018

This Supplement provides updated information in connection with the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Ball Corporation (“Ball” or the “Corporation”) to be held on Wednesday, April 25, 2018.

On or about March 14, 2018, Ball commenced distributing to its shareholders a Notice of the 2018 Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) for the Annual Meeting. You should read this Supplement, which provides additional information relating to the Corporation’s Special Acquisition-Related Incentive Plan (the “SAIP”). Except as specifically amended or supplemented by information contained in this Supplement, you should consider all information set forth in the Proxy Statement in voting your shares.

Compensation Discussion and Analysis

The SAIP is associated with integration activities mainly relating to the June 30, 2016, Rexam transaction. The key SAIP parameters were disclosed on Form 8-K, filed with the Securities and Exchange Commission on August 1, 2016. For perspective, the cumulative trailing economic value added (“EVA”) and free cash flow for Ball for the 42 month period prior to June 30, 2016, were approximately $620 million and $1,324 million, respectively, and as such the SAIP targets were set with meaningful improvements in EVA and free cash flow growth required in order for the participants to receive any such awards.

The SAIP award range, performance measures, performance period and award vest date are set forth in the table below.

Award Range:	0%	Target 100%	Maximum 200%
Performance Measures: (Defined cumulative goals over Performance Period)	EVA® $Goal $749 Million Cash Flow $Goal $2,119 Million	EVA® $Goal $832 Million Cash Flow $Goal $2,355 Million	EVA® $Goal $915 Million Cash Flow $Goal $2,591 Million
Performance Period:	July 1, 2016 through December 31, 2019 (42-month period)
Award Vest Date:	January 31, 2020 or the date of the first quarterly Board of Directors meeting following the end of the Performance Period, whichever is later.

Free cash flow and EVA® are not defined terms under U.S. GAAP. Ball defines free cash flow as cash flow from operating activities less capital expenditures. Free cash flow is typically derived directly from Ball’s consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. EVA® is calculated by subtracting a charge for the use of invested capital from net operating profit after-tax as illustrated below:

EVA® =	(	Net Operating Profit After-Tax ("NOPAT"))	minus	(	Capital Charge (the Amount of Capital Invested by Ball multiplied by Ball's After-Tax Hurdle Rate))

Generating profits in excess of both operating and capital costs (debt and equity) creates EVA® dollars. If EVA® improves, value has been created.

As previously disclosed, on July 26, 2016, the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Ball took the following action which was ratified by the Board on July 27, 2016:

The Committee approved, in addition to taking other actions as previously disclosed, a Special Acquisition-Related Incentive Plan (the “Plan”), available to key executives and employees who are in a position to have a significant impact on the successful integration of the recently acquired Rexam business into Ball. The Plan is based on a 42-month performance period, beginning July 2016, and ending on December 31, 2019. Participant awards will be stock-based, in the form of Performance Restricted Stock Units (“PRSUs”). The payout of a participant’s award may range from 0 percent to 200 percent of that participant’s target award opportunity. The PRSUs will cliff vest after the end of the 42-month cycle, based on financial performance. Financial performance measures will be EVA® (economic value added) and cash flow, weighted 50 percent/50 percent, respectively.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

April 2, 2018